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Wang Laboratories, Inc. and Subsidiaries

EXHIBIT 11.1 - COMPUTATION OF EARNINGS PER SHARE

                                           Twelve Months Ended                Nine Months Ended
                                              June 30, 1995                     June 30, 1994
                                        --------------------------        --------------------------
                                        Primary      Fully Diluted        Primary      Fully Diluted
                                        -------      -------------        -------      -------------

                                        (In thousands except per share data)

Average shares of Common
   Stock outstanding (1)                  32,766         32,766             31,561         31,561

Common equivalent shares for
   stock options                              --             --              1,119          1,119

                                        --------       --------           --------       --------
                                          32,766         32,766             32,680         32,680
                                        ========       ========           ========       ========

Net income (loss)                       $(57,562)      $(57,562)          $ 10,600       $ 10,600

Accretion and dividends on
   Preferred Stock                        (8,710)        (8,710)            (4,164)        (4,164)
                                        --------       --------           --------       --------

                                        $(66,272)      $(66,272)          $  6,436       $  6,436
                                        ========       ========           ========       ========

Net income (loss) per share             $  (2.02)      $  (2.02)          $    .20       $    .20
                                        ========       ========           ========       ========

NOTE:        Historical per share data for periods prior to the Confirmation Date of the Company's Reorganization Plan
             are not presented as such data relates to the Company before its recapitalization and adoption of fresh-start reporting and, therefore, is not meaningful or relative to the Company's operations after the Confirmation Date.

    (1)      Includes shares distributed as well as those held in a disputed claim reserve to be distributed when claims are resolved (see Note J, Fresh-Start Reporting, Reorganization and Restructuring Expenses).
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